EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of Sears, Roebuck and Co., the names under which such subsidiaries do business, and the state or country in which each was organized, as of January 1, 2005:

Names	State or Other Jurisdiction of Organization

Consolidated Subsidiaries:
Lands’ End, Inc.	Delaware
Orchard Supply Hardware Corporation	Delaware
Sears Canada Inc.(1)	Canada
Sears Roebuck de Puerto Rico, Inc.	Delaware
Sears Reinsurance Company Ltd	Bermuda
LRFG, LLC	Illinois
Sears Roebuck Acceptance Corp.	Delaware
Sears Financial Holding Corporation	Delaware
Sears Brands, LLC	Illinois
Sears Home Improvement Products, Inc.	Pennsylvania
113 other companies (2)	Various

(1)	Shares are owned by Sears Canada Holdings Corp., which is a wholly owned subsidiary of Sears International Holdings Corp. which in turn is 100% owned by Sears, Roebuck and Co.
(2)	Subsidiaries which would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K are omitted.